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                                                                   EXHIBIT 10.29

                                  EXECUTIVE
                        SEVERANCE BENEFITS AGREEMENT


     THIS EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the "AGREEMENT") is entered into this 1st day of December, 1997, between KEVIN J. BERRY ("EXECUTIVE") and AWARD SOFTWARE INTERNATIONAL, INC., a California corporation (the "COMPANY"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article V.

     The Company and Executive hereby agree as follows:


                                   ARTICLE I
                           EMPLOYMENT BY THE COMPANY

  1.1  Executive is currently employed by the Company.

  1.2 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive's employment with the Company is terminated under the circumstances described herein.

  1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company and Executive's execution of the general waiver and release described in Section 3.2.

  1.4 This Agreement shall remain in full force and effect so long as Executive is employed by the Company; provided, however, that Executive's rights to payments and benefits under Article II shall continue until the Company's obligation to provide such payments and benefits is satisfied.

  1.5 This Agreement shall supersede any other agreement relating to Executive's severance from employment with the Company.


                                   ARTICLE II
                               SEVERANCE BENEFITS

  2.1 SEVERANCE BENEFITS. If Executive's employment terminates due to an Involuntary Termination Without Cause or a Constructive Termination at any time after the date of execution of this Agreement, such termination of employment will be deemed a Covered Termination. A Covered Termination entitles Executive to receive the following benefits set forth in Sections 2.2 through 2.4.

  2.2 LUMP SUM CASH PAYMENT. Within thirty (30) days following the date of Executive's Covered Termination, Executive shall receive a lump sum cash payment equal to

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one hundred percent (100%) of the sum of Base Pay plus Deemed Bonus, subject to applicable tax withholding.

  2.3 ACCELERATION OF STOCK OPTION VESTING. Notwithstanding the language in Executive's option agreement(s) or any other language to the contrary, the vesting of Executive's stock option(s) shall accelerate and immediately become vested and exercisable with respect to all of those option shares which otherwise would not be vested and exercisable on the date of Executive's Covered Termination.

  2.4 COBRA CONTINUATION. Executive and Executive's covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at no cost to Executive for the twelve
(12) month period following the date of Executive's Covered Termination; provided, however, that payment of such COBRA premiums by the Company shall cease upon Executive commencing employment with a new employer which provides comparable benefits to Executive and Executive's covered dependents. Nothing in this Section 2.4 is intended to limit the availability of COBRA continuation coverage to Executive (subject to Executive paying all associated premiums and costs) beyond the twelve (12) month period following the date of Executive's Covered Termination for the remainder of the COBRA continuation of coverage period.

  2.5 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.


                                  ARTICLE III
                     LIMITATIONS AND CONDITIONS ON BENEFITS

  3.1 WITHHOLDING OF TAXES. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

  3.2 EMPLOYEE AGREEMENT AND RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of such Covered Termination, Executive shall execute the Employee Agreement and Release (the "Release") in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information and inventions agreement. It is understood that Executive has twenty-one (21) calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the twenty-one (21)-day period, or if Executive revokes such Release within the subsequent seven (7)-day period, no benefits shall be payable under this Agreement, and this Agreement shall be null and void.

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                                   ARTICLE IV
                           OTHER RIGHTS AND BENEFITS

  4.1 NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

  4.2 CERTAIN ADDITIONAL PAYMENTS. If it shall be determined that any payments, distributions or other benefits by or from the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this Section 4.2) (collectively, the "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.


                                   ARTICLE V
                                  DEFINITIONS

  For purposes of the Agreement, the following terms are defined as follows:

  5.1 "BASE SALARY" means Executive's annual base salary in effect during the last regularly scheduled payroll period immediately preceding any termination of Executive's employment.

  5.2  "BOARD" means the Board of Directors of the Company.

  5.3 "CAUSE" means termination of Executive's employment with the Company for any of the following reasons as determined in good faith by the Company (or in the case of the CEO, a majority of the Board) which is not cured within fifteen
(15) days following delivery of written notice of such infraction to Executive:

  (A) an intentional act which materially injures the Company;

  (B) an intentional refusal or failure to follow lawful and reasonable directions of the Board or an individual to whom Executive reports (as appropriate);

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  (C) a willful and habitual neglect of duties; or

  (D) a conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company.

  5.4 "CONSTRUCTIVE TERMINATION" means that Executive voluntarily terminates employment after any of the following are undertaken without Executive's express written consent:

  (A) the assignment to Executive of any duties or responsibilities which result in a diminution or adverse change of Executive's position, status or circumstances of employment; provided, however, that a mere change in Executive's title or reporting relationship shall not constitute a Constructive Termination;

  (B) a reduction by the Company in Executive's Base Salary;

  (C) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any Benefit Plans or deprive Executive of any fringe benefit then enjoyed by Executive; provided, however, that Executive's termination shall not be deemed a Constructive Termination if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans, as determined in good faith by the Executive;

  (D) a relocation of Executive's business office to a location more than thirty (30) miles from the location at which Executive performs duties as of the date of this Agreement, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations;

  (E) any breach by the Company of any provision of this Agreement or any other material agreement between Executive and the Company concerning Executive's employment; or

  (F) any failure by the Company to obtain the assumption of this Agreement or any other material agreement between Executive and the Company concerning Executive's employment by any successor or assign of the Company

  5.5 "COVERED TERMINATION" means an Involuntary Termination Without Cause or a Constructive Termination.

  5.6 "DEEMED BONUS" means the bonus that would have been paid to Executive under the Company's bonus plan with respect to the fiscal year of the Company in which a Covered Termination occurs if one hundred percent (100%) of target performance had occurred, whether or not such bonus at such level of performance has actually been paid to Executive.

  5.7 "INVOLUNTARY TERMINATION WITHOUT CAUSE" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of

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Executive's death or disability will not be deemed to be an Involuntary
Termination Without Cause.


                                   ARTICLE VI
                               GENERAL PROVISIONS

  6.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee,
(ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

  6.2 NOTICES. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

  6.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

  6.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

  6.5 ARBITRATION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys fees, costs and necessary disbursements. Pursuant to California Civil Code
Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

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  6.6  COMPLETE AGREEMENT.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.

  6.7 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

  6.8 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

  6.9 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

  6.10 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

  6.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

  6.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective advisors (e.g., attorneys, accountants).

  6.13 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

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  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.



AWARD SOFTWARE INTERNATIONAL, INC.          KEVIN J. BERRY


By:___________________________________      ___________________________________

Title:________________________________


Exhibit A:  Employee Agreement and Release

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                                   Exhibit A
                         EMPLOYEE AGREEMENT AND RELEASE


  I understand and agree completely to the terms set forth in the foregoing agreement.

I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

  Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification agreement.

  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (the "Effective Date").

AWARD SOFTWARE INTERNATIONAL, INC.          KEVIN J. BERRY


By:___________________________________      __________________________________

Title:________________________________      Date:_____________________________

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